EXHIBIT 10.1

AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

THIS AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT (“Amendment Agreement”) is made and entered into as of October 30, 2020, by and between Inmune Ventures, LLC, a limited liability corporation organized and existing under the laws of the State of Washington, having an office and its principal place of business at 1001 4th Avenue, Suite 4500 Seattle, Washington 98154 (“Licenser”) and INmune Bio, Inc. a corporation organized and existing under the laws of the State of Nevada, having an office and its principal place of business at 1224 Prospect Street, Suite 150, La Jolla, California 92037 (“Licensee”);

RECITALS

WEHREAS, Licensor and Licensee entered into an Exclusive License Agreement on October 29, 2015 (the “License Agreement”)

WHEREAS, Licensor and Licensee wish to amend Section 6.2 to the License Agreement to extend the dates of that the milestones need to be achieved;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 Terms used but not defined. Terms used but not defined herein shall have the respective meanings given them in the Amendment Agreement.

Section 2. Amendment to Section 6.2 of the License Agreement. Section 6.2 is hereby amended and restated in its entirety to read as follows:

6. 2 In partial satisfaction of the obligations of Paragraph 6.1 above, LICENSEE shall achieve the following events within the time frame set forth below:

●	Filing of IND or equivalent:
60 months from Effective Date

●	Initiation of Phase I clinical trials or equivalent:
72 months from Effective Date

●	Initiation of Phase II clinical trials or equivalent:
96 months from successful completion of Phase I

●	Initiation of Phase III clinical trials or equivalent:
120 months from successful completion of Phase II

●	Filing of NDA or equivalent:
132 months from successful completion of Phase III

If LICENSEE fails to achieve any of the development events set forth in this Article 6, and LICENSOR so notifies LICENSEE in writing, LICENSEE and LICENSOR will negotiate in good faith to determine how LICENSEE can either remedy such failure or achieve alternate development events. If LICENSEE fails to make any required efforts, after they are so determined, and does not remedy that failure within sixty (60) days of written notice by LICENSOR, then LICENSOR may, by written notice to LICENSEE, terminate this License or convert it to non-exclusive, at LICENSOR’S sole discretion.

Section 3. Entire Agreement. This Amendment Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof. Except as amended by this Amendment Agreement, the Amendment Agreement shall continue in full force and effect.

Section 4. Severability. If any term or other provision of this Amendment Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Amendment Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Amendment Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Amendment Agreement are consummated as originally contemplated to the greatest extent possible.

 Section 5. Counterparts. This Amendment Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 6. Dispute Resolution. LICENSOR and LICENSEE shall attempt to settle between them amicably any controversy arising out of or related to this Amendment Agreement or the breach thereof. A senior executive from each party shall consult and negotiate to reach a solution. The Parties agree that the period of amicable resolution shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any party from commencing mediation if said negotiations do not result in a signed written settlement agreement within thirty (30) days after written notice that these amicable resolution negotiations have commenced. In the event the applicable statute of limitations shall expire prior to the expiration of the thirty (30) day period set forth in this section, either party may commence an action as set forth in this Section. If said controversy cannot be settled according to this Section, the Parties agree to good faith efforts to settle the controversy by mediation. The Party seeking mediation shall propose five mediators, each of whom shall be a lawyer licensed to practice by the State of California, having practiced actively in the field of commercial law for at least fifteen (15) years, to the other Party who shall select the mediator from the list. The Parties shall split the cost of the mediator equally. The Parties agree that the period of mediation shall toll any otherwise applicable statute of limitations. However, nothing in this clause shall preclude any Party from commencing further action if said mediation does not result in a signed written settlement agreement within sixty (60) days after written notice that amicable resolution negotiations have commenced. In the event the applicable statute of limitations shall expire prior to the expiration of the sixty (60) day period set forth in this section, either party may commence an action as set forth in Section 6 of this Agreement.

Section 6 Court Venue. If the Parties cannot reach agreement pursuant to this Section, then any dispute, controversy, or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be finally settled judicially by a court of competent jurisdiction in San Diego, California.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment Agreement has been duly executed by the parties hereto as of the day and year first above written.

IMMUNE VENTURES, LLC (Licensor)

By:
David Moss Managing Member

INMUNE BIO, INC. (Licensee)

By:

[Signature Page to the Amendment Agreement]

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